Exhibit 10.2
STANDARD MICROSYSTEMS CORPORATION
2006 EMPLOYEE STOCK APPRECIATION RIGHT PLAN
SAR GRANT AGREEMENT
       WHEREAS, Standard Microsystems Corporation (“SMSC”) established the Standard Microsystems Corporation 2006 Employee Stock Appreciation Right Plan (the “SAR Plan”) as adopted by the Board of Directors as of September 1, 2006; and
       WHEREAS, SMSC wishes to grant the employee or consultant designated below certain Stock Appreciation Rights (“SARs”) under the SAR Plan, a copy of which is attached hereto.
       NOW, THEREFORE, in accordance with the terms of the SAR Plan, the employee or consultant is hereby granted SARs as follows:
1.	Grantee. «FirstName» «MI» «LastName» (the “Grantee”).

2.	SAR Grant. SMSC hereby grants to the Grantee the right to exercise «TotalShares» SARs under the SAR Plan. The SAR Grant is in all respects limited and conditioned as hereinafter provided, and is subject in all respects to the Plan’s terms and conditions as they may be amended from time to time in accordance with the Plan (which terms and conditions shall automatically be incorporated herein by reference and made a part hereof, and shall control in the event of any conflict with any other terms of this Agreement).

3.	Grant Date. The date of this SAR Grant is «OptionDate».

4.	Exercise Price. The exercise price per SAR (the “Exercise Price”) shall be $«OptionPrice». It is the determination of the Compensation Committee of the Board of Directors that the Exercise Price is not less than 100% of the fair market value of SMSC Shares on the Grant Date.

5.	Term. Unless earlier terminated pursuant to provisions of the SAR Plan, the SARs shall expire on «ExpirationDatePeriod5» (the “Expiration Date”), which shall be the tenth anniversary after the Grant Date.

6.	Vesting of SAR Grants. The Grantee shall be entitled to exercise ___% of the SAR Grant on each anniversary date of the Grant Date. Regardless of the applicable vesting schedule, all SAR Grants shall become immediately exercisable in the event of death or Disability, retirement after age 65, or as otherwise determined within the discretion of the Compensation Committee, prior to becoming 100% vested in the SAR Grant.

The Grantee may exercise the SAR Grant in whole or in part at any time or times prior to the expiration or other termination of the SAR Grant. All SAR Grants must generally be exercised following any termination of employment or consulting relationships. However, in the event of death or Disability, the Grantee or the Grantee’s estate may generally exercise the SAR Grant for a period of up to 12 months after the occurrence of such event, and the Grantee may generally exercise the SAR Grants for up to 3 months after a termination of employment or consultancy for any other reason, in accordance with Section 6 of the Plan.

7.	Exercise of SAR Grant. Subject to the terms and conditions of this SAR Agreement and the SAR Plan, all SARs may be exercised by notification to a designated member of the Finance Department, in accordance with reasonable procedures established by the Committee or SMSC. Notice of the date of exercise should be provided before the close of the market session on the date of exercise. All payments shall be determined based upon the closing price of the market on the business day coinciding with the exercise date. A Grantee may also select an exercise date which is within 1 week from the date of an election. A Grantee may withdraw an election to exercise any SAR Grant at any time prior to the close of the market on the proposed date of exercise. However, designated SMSC Associates will require advance approval to exercise any SAR Grants, in accordance with the SMSC Trading Policy.

An election not received by the Company before the close of the market on any business day, for any reasons, including the failure of any electronic or other transmission, shall result in an election being effective as of the next business day, unless revoked.

8.	Payment of SAR Grant. Payment of the SAR Grant shall be made in cash within 10 business days of any exercise.

9.	Non-Transferability of SARs. The SAR Grant is not assignable or transferable by the Grantee, otherwise than by will or by the laws of descent and distribution. During the lifetime of the Grantee, the SARs shall be exercisable only by the Grantee, or in the event of Disability, by the Grantee’s legal representative.

10.	Withholding of Taxes. The exercise of the SARs shall be subject to all applicable federal, state, and local tax withholding requirements.

11.	Governing Law. This Agreement shall be governed by the laws of the State of New York.

STANDARD MICROSYSTEMS CORPORATION

	By:	Steven J Bilodeau

Chairman of the Board, C.E.O. & President

ACCEPTED AND AGREED:

Grantee

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